Release:    Immediate    September 12, 2018

CP prepared to move Canadian grain; highlights action plan in meeting with federal ministers of agriculture and transport

CALGARY, AB – Canadian Pacific (TSX: CP) (NYSE: CP) is prepared to move this year’s Canadian grain crop to market, in close collaboration with its customers and the broader supply chain – that was the message delivered today during a roundtable session with the federal Ministers of Agriculture and Transport.

“Today was a great opportunity to sit down with Minister MacAulay and Minister Garneau to highlight our plans for this upcoming crop year and show how we are dedicated to grain,” said Joan Hardy, CP’s Vice-President Sales and Marketing – Grain and Fertilizer. “Through strategic investments, on-going collaboration and communication, and significant planning, we have built the foundation for continued success in grain.”

The roundtable, held in Saskatoon, was an opportunity for the two federal ministers to hear directly from companies and stakeholders across the grain supply chain.

CP moved 25.8 million metric tonnes (MMT) of western Canadian grain and grain products, soybeans and other non-regulated principal field crops during the 2017-2018 crop year, up 1 percent over the 2016-2017 crop-year and 1 percent above its three-year average.

In its July 31, 2018 letter to Minister of Transport, Marc Garneau, CP published a detailed plan to move this year’s crop. Based on current forecasts, CP’s operating team has a target of spotting approximately 5,500 hopper cars for Canadian grain weekly through the fall, until the closure of the Port of Thunder Bay on the St. Lawrence Seaway. This target is the outcome of an efficient and effective supply chain and is based on continued communication and collaboration. When the seaway closes, CP plans to target approximately 4,000 cars per week, based on the same factors. CP sizes its operating plan carefully to match supply-chain capacity, and the plan assumes the supply chain will run at or near capacity throughout the season.

CP continues to invest in resources to accommodate growing demand across its network. CP currently has more than 700 employees in training and by the end of summer will have added more than 100 remanufactured locomotives to its fleet. CP plans to spend more than $1.55 billion in capital investments in 2018, replacing depleted track assets and upgrading its network.

CP is undertaking a number of innovative steps, in collaboration with customers and stakeholders, to further improve the efficiency and capacity of the grain supply chain. CP is investing half a billion dollars in 5,900 new high-capacity grain hoppers to replace the aging low-capacity Government of Canada fleet. The company is also continuing to develop its 8,500-foot train model in collaboration with customers that operate elevators and destination terminals handling the trains. These trains will be able to haul up to 20 percent more grain per train than the current 7,000-foot model, and up to 44 percent more grain per train when combined with new high-capacity hoppers.

These innovations build on CP’s popular Dedicated Train Program (DTP), which allows customers to lock-in dedicated unit trains to serve their facilities for the entire crop year.

CP reiterates its call for all participants in the supply chain to operate 24/7 through the busy fall period, and to maintain open lines of communication with one another.
Forward Looking Statement
This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to CP’s plans and expectations with respect to transporting grain and other crops in the 2018/2019 crop year, capital investment, including with respect to CP's grain hopper fleet, the implementation and results of CP's sales and marketing, operations and technology initiatives as well as the Company’s operations, priorities and plans, anticipated performance, business prospects, programs and strategies. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes. Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking information, including but not limited to the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10-Q.
Readers are cautioned not to place undue reliance on forward-looking information. Forward-looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.
About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Jeremy Berry
403-319-6227
Jeremy_Berry@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
Tel: 403-319-3591
investor@cpr.ca